Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF ALAUNOS THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Alaunos Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing this Amendment of the Amended and Restated Certificate of Incorporation and declaring the advisability of this Amendment of the Amended and Restated Certificate of Incorporation, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED: that the first paragraph of section four of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and it hereby is, deleted in its entirety and the following paragraph is inserted in lieu thereof:

“4. Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Four Hundred Fifty Million (450,000,000) shares consisting of: Four Hundred Twenty Million (420,000,000) shares of common stock, $0.001 par value per share (“Common Stock”); and Thirty Million (30,000,000) shares of preferred stock, $0.001 par value per share (“Preferred Stock”).”

2. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 16th day of June, 2022.

/s/ Kevin S. Boyle, Sr.
Name:	Kevin S. Boyle, Sr.
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZIOPHARM ONCOLOGY, INC.

ZIOPHARM Oncology, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. The name of the Corporation is ZIOPHARM Oncology, Inc., formerly known as EasyWeb, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 16, 2005.

2. This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 26, 2006, as amended (the “Certificate of Incorporation”).

3. Article 1 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“1.	Name. The name of the corporation is Alaunos Therapeutics, Inc. (the “Corporation”).”

4. This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 25th day of January, 2022.

/s/ Kevin S. Boyle, Sr.
Name:	Kevin S. Boyle, Sr.
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT OF THE RESTATED

CERTIFICATE OF INCORPORATION OF ZIOPHARM ONCOLOGY, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Ziopharm Oncology, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing this Amendment of the Restated Certificate of Incorporation and declaring the advisability of this Amendment of the Restated Certificate of Incorporation, and authorizing the appropriate officers of the Corporation to solicit the consent of the shareholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of section four of the Restated Certificate of Incorporation of the Corporation, as amended, be and it hereby is, deleted in its entirety and the following paragraph is inserted in lieu thereof:

“4. Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Three Hundred Eighty Million (380,000,000) shares consisting of: Three Hundred Fifty Million (350,000,000) shares of common stock, $.001 par value per share (“Common Stock”); and Thirty Million (30,000,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”).

shareholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 19th day of May, 2021.

/s/ Heidi Hagen
Heidi Hagen
Interim Chief Executive Officer

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is ZIOPHARM Oncology, Inc., formerly known as EasyWeb, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 16, 2005.

2. That the Board of Directors of the corporation adopted resolutions, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth a proposed Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), declaring the Amended and Restated Certificate to be advisable. The resolution setting forth the proposed Amended and Restated Certificate is as follows:

“RESOLVED, that, subject to the approval of the holders of a majority of the outstanding shares of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), the Corporation’s Amended Certificate of Incorporation shall be amended and restated in the manner set forth on the attached Exhibit A.”

[Please see Exhibit A attached hereto.]

3. This Amended and Restated Certificate was duly adopted by vote of the stockholders of the Corporation in accordance with the provisions of Sections 222, 242 and 245 of the General Corporation Law of the State of Delaware.

4. That the Amended and Restated Certificate was duly adopted in accordance with the applicable provisions of Sections 222, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this document to be executed in its corporate name as of this 26th day of April, 2006.

ZIOPHARM Oncology, Inc.

By:	/s/ Jonathan Lewis
Jonathan Lewis, Chief Executive Officer

EXHIBIT A

1.
Name. The name of the corporation is ZIOPHARM Oncology, Inc. (the “Corporation”).
2.
Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The Corporation may from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Delaware. The Corporation may also maintain offices for the conduct of its business, either within or without the State of Delaware.
3.
Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
4.
Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Two Hundred Eighty Million (280,000,000) shares consisting of: Two Hundred Fifty Million (250,000,000) shares of common stock, $.001 par value per share (“Common Stock”); and Thirty Million (30,000,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”).

The Preferred Stock may be divided into, and may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is authorized from time to time to establish and designate any such series of Preferred Stock, to fix and determine the variations in the relative rights, preferences, privileges and restrictions as between and among such series and any other class of capital stock of the Corporation and any series thereof, and to fix or alter the number of shares comprising any such series and the designation thereof. The authority of the Board from time to time with respect to each such series shall include, but not be limited to, determination of the following:

a.
The designation of the series;
b.
The number of shares of the series and (except where otherwise provided in the creation of the series) any subsequent increase or decrease therein;
c.
The dividends, if any, for shares of the series and the rates, conditions, times and relative preferences thereof;
d.
The redemption rights, if any, and price or prices for shares of the series;
e.
The terms and amounts of any sinking fund provided for the purchase or redemption of the series;
f.
The relative rights of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
g.
Whether the shares of the series shall be convertible into shares of any other class or series of shares of the Corporation, and, if so, the specification of such other class or series, the conversion prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;
h.
The voting rights, if any, of the holders of such series; and
i.
Such other designations, powers, preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.
5.
Election of Directors. Unless and except to the extent that the by-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.
Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.
7.
Indemnification.
7.1.
Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.
7.2.
Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.
7.3.
Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
7.4.
Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.
7.5.
Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.
7.6.
Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
7.7.
Other Indemnification and Prepayment of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
8.
Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the

By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise.
9.
Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

ZIOPHARM ONCOLOGY, INC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

OF THE SERIES 1 PREFERRED STOCK

I, Caesar J. Belbel, Chief Operating Officer, Executive Vice President and Chief Legal Officer of ZIOPHARM Oncology, Inc. (the “Corporation”), organized and existing under the General Corporation Law of the State of Delaware, hereby certify that the following recitals and resolution were adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law by unanimous written consent on July 1, 2016:

“WHEREAS, pursuant to the Certificate of Incorporation (which authorizes 30,000,000 shares of preferred stock, $.001 par value per share (“Preferred Stock”)), the Board of Directors fixed the voting powers, preferences and relative, participating, optional and other special rights of the Corporation’s Series 1 Preferred Stock; and

WHEREAS, no shares of Series 1 Preferred Stock have been issued.

RESOLVED, that, pursuant to the authority vested in the Board of Directors of this Corporation and in accordance with the provisions of the Certificate of Incorporation of this Corporation, the Certificate of Designations, Preferences and Rights of the Series 1 Preferred Stock filed with the office of the Secretary of State of Delaware on June 29, 2016, creating a class of authorized Preferred Stock of this Corporation designated as Series 1 Preferred Stock is hereby amended and restated in its entirety and that the designation and number of shares thereof and the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof, as amended and restated, are as follows:

A) 250,000 of the authorized shares of the Corporation’s preferred stock, par value $0.001 per share (the “Preferred Stock”) are hereby designated “Series 1 Preferred Stock” (the “Series 1 Preferred”). Each share of Series 1 Preferred shall have a stated value equal to $1,200 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other recapitalization with respect to the Series 1 Preferred) (the “Stated Value”).

B) The rights, preferences, privileges, restrictions and other matters relating to the Series 1 Preferred are as follows:

1)
Dividend Rights.

a)
From and after the date of the issuance of any shares of Series 1 Preferred, dividends at the rate per month of the Series 1 Dividend Rate (as defined below) shall accrue on such shares of Series 1 Preferred (the “Series 1 PIK Dividends”). The Series 1 PIK Dividends shall accrue on each share of Series 1 Preferred from day to day and shall be paid monthly in the form of a number of additional shares of Series 1 Preferred equal to the cash value of the Series 1 PIK Dividend on such share that accrued during the preceding month, divided by the Stated Value of such share of Series 1 Preferred, within 10 days following the end of the preceding calendar month; provided, however, that the Series 1 PIK Dividend on any shares of Series 1 Preferred issued on or about July 1, 2016 shall commence accruing on June 30, 2016 (but for the purposes of clarity, shall be due and paid on July 31, 2016). The payment of the Series 1 PIK Dividend each calendar month shall be mandatory for so long as the Corporation has funds legally available therefor. The “Series 1 Dividend Rate” for each share of Series 1 Preferred shall equal: (i) in the event that such share is not Unconverted Series 1 Preferred (as defined below), (A) $12.00 per month (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, adjustment in the Stated Value or other recapitalization with respect to the Series 1 Preferred) or (ii) in the event that such share is Unconverted Series 1 Preferred, (A)

$24.00 per month (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, adjustment in the Stated Value or other recapitalization with respect to the Series 1 Preferred). For the avoidance of doubt, Series 1 PIK Dividends shall be paid only in the form of shares of Series 1 Preferred and not in the form of cash. No fractional shares of Series 1 Preferred shall be issued as a Series 1 PIK Dividend. Whether or not fractional shares would be issuable as Series 1 PIK Dividends shall be determined on the basis of the total number of shares of Series 1 Preferred to be issued as a Series 1 PIK Dividend to any single holder of Series 1 Preferred based on the total shares of Series 1 Preferred held by such holder immediately prior to the payment of such Series 1 PIK Dividend. Any fractional shares not paid pursuant to this Section 1(a) shall be forfeited.

2)
Voting Rights. The holders of Series 1 Preferred have no voting power whatsoever, other than as set forth in Section 2(a) below.

a)
At any time when shares of Series 1 Preferred are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series 1 Preferred (the “Requisite Holders”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)
amend, alter or repeal any provision of the Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the Series 1 Preferred in a manner that is more adverse than the effect on any other class or series of the Corporation’s capital stock;

(ii)
create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Series 1 Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or (B) reclassify, alter or amend any existing security of the Corporation that is junior or pari passu to the Series 1 Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series 1 Preferred in respect of any such right, preference or privilege; or

(iii)
enter into any transaction (or series of related transactions) the effect of which would adversely affect the holders of the Series 1 Preferred in a manner that is more adverse than the effect on any other class or series of the Corporation’s capital stock; provided; however, that any issuances of the Corporation’s capital stock in connection with any transaction (or series of related transactions) would not require approval of the Requisite Holders, unless the special rights, preferences, privileges and obligations of the Series 1 Preferred are adversely affected.

3)
Conversion Of Series 1 Preferred Shares Into Common Stock.

a)
Subject to Section 3(f) and 3(g), upon the close of business on the second (2nd) business day following the Conversion Event Date (as defined below) (the “Mandatory Conversion Time”), each outstanding share of Series 1 Preferred shall automatically be converted into shares of Common Stock, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value of such share of Series 1 Preferred by the Series 1 Conversion Price (as defined below). The “Series 1 Conversion Price” shall be equal to the greater of: (x) the volume weighted average closing price of the Corporation’s Common Stock as reported by the Nasdaq Stock Market, LLC over the 20 trading days ending on the Conversion Event Date or (y) $1.00 per share. The “Conversion Event Date” shall be the date that the first approval in the United States of (i) a ZIOPHARM Product, as defined in and developed under the Exclusive Channel Partner Agreement dated as of January 6, 2011 and as amended from time to time, by and between the Corporation and Intrexon Corporation, or (ii) a Product, as defined in and developed under the Exclusive Channel Collaboration Agreement dated September 28, 2015 and as amended from time to time, by and between the Corporation and Intrexon Corporation, or (iii) a Product, as defined in and developed under the License and Collaboration Agreement dated March 27, 2015 and as amended from time to time, by and among Intrexon Corporation, ARES TRADING Trading, S.A. and the Corporation, is publicly announced.

b)
No fractional shares of Common Stock shall be issued upon conversion of the Series 1 Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series 1 Preferred the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

c)
All holders of record of shares of Series 1 Preferred shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series 1 Preferred pursuant to this Section 3. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series 1 Preferred in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series 1 Preferred converted pursuant to Section 3(a), including the rights, if any, to receive the Series 1 PIK Dividends, notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 3(c) (though for the avoidance of doubt this sentence shall not apply to Unconverted Series 1 Preferred unless and until such Unconverted Series 1 Preferred is converted). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series 1 Preferred, the Corporation shall (i) deliver, or cause to be delivered, to the converting holder a certificate or book-entry statement representing the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (ii) pay cash as provided in Section 3(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such converted Series 1 Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series 1 Preferred accordingly.

d)
The Corporation shall at all times when the Series 1 Preferred shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series 1 Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series 1 Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series 1 Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

e)
The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series 1 Preferred pursuant to this Section 3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series 1 Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

f)
The Corporation shall not effect any conversion of the Series 1 Preferred into Common Stock to the extent that the number of shares of Common Stock issued in such conversion would represent a number of shares in excess of the Conversion Limitation (as defined below), unless prior to such conversion, stockholder approval for such issuances have been obtained in accordance with and to the extent required by the NASDAQ Stock Market Listing Rules (such approval, the “Conversion Approval”). In the event that the limitation provided in the preceding sentence applies, then on the Mandatory Conversion Date, the Corporation shall convert the maximum number of shares of Series 1 Preferred into Common Stock as is possible without exceeding the Conversion Limitation. Any shares of Series 1 Preferred that are not converted on the Mandatory Conversion Date (such shares of Series 1 Preferred remaining outstanding after the Mandatory Conversion Time are referred to as “Unconverted Series 1 Preferred”) shall remain outstanding until the Conversion Approval is obtained, at which point all Unconverted Series 1 Preferred shall be converted into Common Stock at the Series 1 Conversion Price as provided in this Section 3. The “Conversion Limitation” shall be 19.9% of the lesser of (i) the number of outstanding shares of the Corporation’s Common Stock immediately prior to the closing of the transactions contemplated by that certain Share Issuance Agreement by and between the Corporation and Intrexon corporation dated on or about the date hereof or (ii) the number of outstanding shares of Corporation’s Common Stock at the time of conversion. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Conversion Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.

g)
Notwithstanding any provision to the contrary in this Section 3, without stockholder approval in accordance with the NASDAQ Stock Market Listing Rules, the Corporation shall not effect any conversion of the Series 1 Preferred into Common Stock to the extent that the number of shares of Common Stock issued in such conversion should constitute a change of control under the NASDAQ Stock Market Listing Rules, taking into account for these purposes, the NASDAQ Stock Market’s policy of calculating of beneficial ownership in accordance with Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Any shares of Series 1 Preferred that are not converted into Common Stock on or after the Mandatory Conversion Date as a result of the limitation in this Section 3(g) shall be Unconverted Series 1 Preferred, and shall remain outstanding until such time as stockholder approval in accordance with the NASDAQ Stock Market Listing Rules is obtained such that such shares of Series 1 Preferred may be converted into Common Stock in accordance with the NASDAQ Stock Market Listing Rules, at which point such shares of Series 1 Preferred shall be converted into Common Stock at the Series 1 Conversion Price as provided in this Section 3. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(g) to correct this paragraph (or any portion hereof) to the extent necessary to ensure compliance with the NASDAQ Stock Market Listing Rules.

4)
Liquidation.

a)
Each of the following events shall be considered a “Deemed Liquidation Event”:

(i)
a merger or consolidation in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

(ii)
the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(iii)
the closing of the transfer of this Corporation’s capital stock (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities), if, after such closing, such person or group of affiliated persons would hold at least a majority, by voting power, of the capital stock of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity.

b)
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series 1 Preferred and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series 1 Preferred as if they had been converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value of such share of Series 1 Preferred by the Series 1 Liquidation Assumed Conversion Price (as defined below), rounded down to the nearest whole share. The amount per share payable to the Series 1 Preferred pursuant to the preceding sentence is referred to as the “Series 1 Liquidation Amount.” The “Series 1 Liquidation Assumed Conversion Price” shall be equal to either (i) if such shares of Series 1 Preferred are not Unconverted Series 1 Preferred, the volume weighted average closing price of the Corporation’s Common Stock as reported by the Nasdaq Stock Market, LLC over the 20 trading days ending on the public announcement of such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event or (ii) if such shares of Series 1 Preferred are Unconverted Series 1 Preferred, the Series 1 Conversion Price.

c)
In connection with or following a Deemed Liquidation Event, the Corporation may, in lieu of distributing the proceeds of such Deemed Liquidation Event pro rata among the holders of Series 1 Preferred and Common Stock as contemplated by Section 4(b), elect to redeem all, but not less than all of the Series 1 Preferred then outstanding at a price per share of Series 1 Preferred equal to the Series 1 Liquidation Amount. A redemption of the Series 1 Preferred pursuant to this Section 4(c) shall occur upon the closing of such Deemed Liquidation Event or on such other date determined by the Corporation during the period commencing on the date of the closing of such Deemed Liquidation

Event and ending on the 20th day following such Deemed Liquidation Event (such date, the “Redemption Date”) and shall be effected in accordance with Subsections 4(c)(i) through 4(c)(iii):

(i)
The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Series 1 Preferred not less than 5 days prior to the Redemption Date. Each Redemption Notice shall state: (A) the number of shares of Series 1 Preferred held by such holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; (B) the Redemption Date and the Series 1 Liquidation Amount payable for such holder’s shares of Series 1 Preferred; and (C) that the holder is to surrender to the Corporation, in the manner and at the place designated in the Redemption Notice, his, her or its certificate or certificates, if any, representing the shares of Series 1 Preferred to be redeemed.

(ii)
On or before the Redemption Date, each holder of shares of Series 1 Preferred to be redeemed on the Redemption Date shall surrender the certificate or certificates, if any, representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Series 1 Liquidation Amount, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(iii)
If the Redemption Notice shall have been duly given, and if on the Redemption Date the Series 1 Liquidation Amount, payable upon redemption of the shares of Series 1 Preferred to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates, if any, evidencing any of the shares of Series 1 Preferred so called for redemption shall not have been surrendered, all rights with respect to such shares of Series 1 Preferred shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Series 1 Liquidation Amount, without interest, upon surrender of their certificate or certificates therefor.

5)
Redeemed Or Otherwise Acquired Shares. Any shares of Series 1 Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series 1 Preferred following redemption.

6)
Waiver. Any of the rights, powers, preferences and other terms of the Series 1 Preferred set forth herein may be waived on behalf of all holders of Series 1 Preferred by the affirmative written consent or vote of the Requisite Holders.

7)
Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

IN WITNESS WHEREOF, ZIOPHARM Oncology, Inc. has caused this Amended and Restated Certificate of Designation, Preferences and Rights of the Terms of the Series 1 Preferred Stock to be executed by its Chief Operating Officer, Executive Vice President and Chief Legal Officer this 1st day of July, 2016.

/ s/ Caesar J. Belbel
Caesar J. Belbel
Chief Operating Officer, Executive Vice President and Chief
Legal Officer

ZIOPHARM ONCOLOGY, INC.

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION